EXHIBIT 23.6


                      INDEPENDENT ACCOUNTANTS' CONSENT


      We consent to the reference to our firm under the caption "Experts" in the registration statement Form S-4 and related Prospectus of Northeast Bancorp for the registration of 216,180 shares of its common stock and to the incorporation by reference therein of our report dated August 5, 1994, with respect to the consolidated statements of income, changes in stockholders' equity and cash flows of Northeast Bancorp and Subsidiary (formerly Bethel Bancorp and Subsidiaries) included in its Annual Report Form 10-K for the year ended June 30, 1996, filed with the Securities and Exchange Commission.

Boston, Massachusetts                  /s/ KMPG Peat Marwick LLP
September 2, 1997
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